UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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iRobot Corporation
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Dear Stockholder:	April 11, 2012

You are cordially invited to attend the annual meeting of stockholders of iRobot Corporation to be held at 2:00 p.m., local time, on Tuesday, May 22, 2012 at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730.

At this annual meeting, you will be asked to elect four (4) class I directors for three-year terms, to ratify the appointment of our independent registered public accountants and to cast an advisory vote on the approval of the compensation of our named executive officers. The board of directors unanimously recommends that you vote FOR election of the director nominees, FOR ratification of appointment of our independent registered public accountants and FOR approval, on an advisory basis, of the compensation of our named executive officers.

Details regarding the matters to be acted upon at this annual meeting appear in the accompanying proxy statement. Please give this material your careful attention.

Whether or not you plan to attend the annual meeting, we urge you to sign and return the enclosed proxy so that your shares will be represented at the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

Very truly yours,

COLIN M. ANGLE

Chief Executive Officer & Chairman of the Board

iROBOT CORPORATION

8 Crosby Drive

Bedford, Massachusetts 01730

(781) 430-3000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 22, 2012

To the Stockholders of iRobot Corporation:

The annual meeting of stockholders of iRobot Corporation, a Delaware corporation (the “Company”), will be held on Tuesday, May 22, 2012, at 2:00 p.m., local time, at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730, for the following purposes:

1. To elect four (4) class I directors, nominated by the Board of Directors, each to serve for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal;

2. To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the current fiscal year;

3. To hold an advisory vote on the approval of the compensation of our named executive officers; and

4. To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

Proposal 1 relates solely to the election of four (4) class I directors nominated by the board of directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

Only stockholders of record at the close of business on April 5, 2012, are entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the annual meeting, we urge you, whether or not you plan to attend the annual meeting, to sign and return the enclosed proxy so that your shares will be represented at the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Directions to iRobot Corporation headquarters can be found at the Company’s website, http://www.irobot.com.

By Order of the Board of Directors,

GLEN D. WEINSTEIN

Senior Vice President,

General Counsel and Secretary

Bedford, Massachusetts

April 11, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 22, 2012. THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT https://materials.proxyvote.com/462726.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

IN ACCORDANCE WITH OUR SECURITY PROCEDURES, ALL PERSONS ATTENDING THE ANNUAL MEETING WILL BE REQUIRED TO PRESENT PICTURE IDENTIFICATION.

iROBOT CORPORATION

8 Crosby Drive

Bedford, Massachusetts 01730

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on May 22, 2012

April 11, 2012

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of iRobot Corporation, a Delaware corporation (the “Company”), for use at the annual meeting of stockholders to be held on Tuesday, May 22, 2012, at 2:00 p.m., local time, at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730, and any adjournments or postponements thereof. An annual report to stockholders, containing financial statements for the fiscal year December 31, 2011, is being mailed together with this proxy statement to all stockholders entitled to vote at the annual meeting. This proxy statement and the form of proxy are expected to be first mailed to stockholders on or about April 19, 2012.

The purposes of the annual meeting are to elect four (4) class I directors for three-year terms, to ratify the appointment of the Company’s independent registered public accountants and to hold an advisory vote on the compensation of our named executive officers. Only stockholders of record at the close of business on April 5, 2012 will be entitled to receive notice of and to vote at the annual meeting. As of March 31, 2012, 27,374,152 shares of common stock, $.01 par value per share, of the Company were issued and outstanding. The holders of common stock are entitled to one vote per share on any proposal presented at the annual meeting.

Stockholders may vote in person or by proxy. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the annual meeting, or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary, before the taking of the vote at the annual meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

For Proposal 1, the election of class I directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the annual meeting shall be elected as directors. For Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the current fiscal year, and for Proposal 3, the advisory vote on the compensation of our named executive officers, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

The person named as attorney-in-fact in the proxies, Glen D. Weinstein, was selected by the board of directors and is an officer of the Company. All properly executed proxies returned in time to be counted at the annual meeting will be voted by such person at the annual meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR election of the director nominees, FOR ratification of the appointment of our independent registered public accountants and FOR the approval, on an advisory basis, of the compensation of our named executive officers.

Aside from the election of directors, the ratification of the appointment of the independent registered public accountants and the advisory vote on the compensation of our named executive officers, the board of directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the board of directors will be voted with respect thereto in accordance with the judgment of the person named as attorney-in-fact in the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of March 31, 2012: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of common stock; (ii) by each director or nominee of the Company; (iii) by each named executive officer of the Company; and (iv) by all directors and executive officers of the Company as a group. Unless otherwise noted below, the address of each person listed on the table is c/o iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
BlackRock Inc.(3)	1,823,676	6.75%
40 East 52nd St. New York, NY 10022
FMR LLC(4)	1,599,046	5.85%
82 Devonshire Street Boston, MA 02109
OppenheimerFunds, Inc.(5)	1,500,000	5.55%
2 World Financial Center 225 Liberty Street New York, NY 10281-1008
Colin M. Angle(6)	924,819	3.36%
John J. Leahy(7)	55,191	*
Jeffrey A. Beck(8)	26,904	*
Joseph W. Dyer(9)	72,202	*
Robert L. Moses(10)	120,468	*
Russell Campanello(11)	37,221	*
Alison Dean(12)	48,349	*
Glen D. Weinstein(13)	100,232	*
Ronald Chwang(14)	400,210	1.46%
Gail Deegan	0	*
Deborah G. Ellinger	0	*
Jacques S. Gansler(15)	56,400	*
Andrea Geisser(16)	100,549	*
George C. McNamee(17)	163,127	*
Peter T. Meekin(18)	70,798	*
Paul J. Kern(19)	87,003	*
Paul Sagan(20)	31,821	*
All executive officers, directors and nominees as a group(21) (16 persons)	2,174,825	7.68%

*	Represents less than 1% of the outstanding common stock.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the Securities and Exchange Commission, the number of shares of common stock deemed outstanding includes (i) shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of March 31, 2012 and (ii) shares issuable pursuant to restricted stock units held by the respective person or group that vest within 60 days of March 31, 2012.
(2)	Applicable percentage of ownership as of March 31, 2012 is based upon 27,374,152 shares of common stock outstanding.

(3)	BlackRock Inc. has sole voting power and sole dispositive power with respect to all of these shares. This information has been obtained from a Schedule 13G filed by BlackRock Inc. with the Securities and Exchange Commission on February 9, 2012.
(4)	FMR LLC and Edward C. Johnson 3d each have sole dispositive power with respect to all of the shares. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment adviser, is a beneficial owner of all of the shares. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The address of each reporting entity is 82 Devonshire Street, Boston, MA 02109. This information has been obtained from a Schedule 13G/A filed by FMR LLC and Edward C. Johnson 3d with the Securities and Exchange Commission on April 10, 2012.
(5)	OppenheimerFunds, Inc. has shared voting power and shared dispositive power with respect to all of these shares. This information has been obtained from a Schedule 13G/A filed by OppenheimerFunds, Inc. with the Securities and Exchange Commission on February 6, 2012, and includes 1,500,000 shares over which Oppenheimer Global Opportunity Fund has shared voting and shared dispositive power. The address of Oppenheimer Global Opportunity Fund is 6803 S. Tucson Way, Centennial, CO 80112.
(6)	Includes 175,595 shares issuable to Mr. Angle upon exercise of stock options and 13,263 shares issuable to Mr. Angle upon vesting of restricted stock units.
(7)	Includes 38,367 shares issuable to Mr. Leahy upon exercise of stock options and 5,413 shares issuable to Mr. Leahy upon vesting of restricted stock units.
(8)	Includes 14,069 shares issuable to Mr. Beck upon exercise of stock options and 11,863 shares issuable to Mr. Beck upon vesting of restricted stock units.
(9)	Includes 45,489 shares issuable to Mr. Dyer upon exercise of stock options, 5,250 shares issuable to Mr. Dyer upon vesting of restricted stock units and 100 shares owned by Mr. Dyer’s stepson. Mr. Dyer disclaims beneficial ownership of the 100 shares owned by his stepson, except to the extent of his pecuniary interest, if any.
(10)	Includes 112,762 shares issuable to Mr. Moses upon exercise of stock options and 4,096 shares issuable to Mr. Moses upon vesting of restricted stock units.
(11)	Includes 31,250 shares issuable to Mr. Campanello upon exercise of stock options.
(12)	Includes 41,912 shares issuable to Ms. Dean upon exercise of stock options and 1,657 shares issuable to Ms. Dean upon vesting of restricted stock units.
(13)	Includes 78,940 shares issuable to Mr. Weinstein upon exercise of stock options and 3,013 shares issuable to Mr. Weinstein upon vesting of restricted stock units.
(14)	Includes an aggregate of 240,000 shares held by iD5 Fund, L.P. Dr. Chwang is a general partner of the management company for iD5 Fund, L.P. and may be deemed to share voting and investment power with respect to all shares held by iD5 Fund, L.P. Dr. Chwang disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any. Also includes 53,000 shares issuable to Dr. Chwang upon exercise of stock options and 107,210 shares held in a trust for the benefit of certain of his family members. As co-trustees of the family trust, Dr. Chwang shares voting and dispositive power over the shares held by the trust with his spouse.
(15)	Includes 55,000 shares issuable to Dr. Gansler upon exercise of stock options.
(16)	Includes 80,000 shares issuable to Mr. Geisser upon exercise of stock options and 12,643 shares issuable to Mr. Geisser upon termination of service.
(17)	Includes 90,000 shares issuable to Mr. McNamee upon exercise of stock options and 3,487 shares issuable to Mr. McNamee upon termination of service.
(18)	Includes 50,000 shares issuable to Mr. Meekin upon exercise of stock options, 9,780 shares issuable to Mr. Meekin upon termination of service and 500 shares owned by Mr. Meekin’s IRA. Mr. Meekin’s spouse shares voting and dispositive power over the non-IRA shares.
(19)	Consists of 80,000 shares issuable to Gen. Kern upon exercise of stock options and 7,003 shares issuable to Gen. Kern upon termination of service.

(20)	Includes 30,000 shares issuable to Mr. Sagan upon exercise of stock options and 1,821 shares issuable to Mr. Sagan upon termination of service.
(21)	Includes an aggregate of 863,622 shares issuable upon exercise of stock options held by fourteen (14) executive officers and directors, an aggregate of 40,459 shares issuable upon vesting of restricted stock units held by six (6) executive officers and an aggregate of 34,733 shares issuable upon termination of service to five (5) directors.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our board of directors currently consists of ten members. Our amended and restated certificate of incorporation divides the board of directors into three classes. One class is elected each year for a term of three years. The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated Colin M. Angle, Ronald Chwang, Ph.D., Paul J. Kern, Gen. U.S. Army (ret) and Deborah G. Ellinger and recommended that each be elected to the board of directors as a class I director, each to hold office until the annual meeting of stockholders to be held in the year 2015 and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. Dr. Chwang, Messrs. Angle and Kern and Ms. Ellinger are class I directors whose terms expire at this annual meeting. The board of directors is also composed of (i) three class II directors (George C. McNamee, Peter T. Meekin and Paul Sagan), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2013, and (ii) three class III directors (Gail Deegan, Andrea Geisser and Jacques S. Gansler, Ph.D.) whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2014.

The board of directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the board of directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW.

The following table sets forth the nominees to be elected at the annual meeting and continuing directors, the year each such nominee or director was first elected a director, the positions with us currently held by each nominee and director, the year each nominee’s or director’s current term will expire and each nominee’s and director’s current class:

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with the Company	Year Current Term Will Expire	Current Class of Director
Nominees for Class I Directors:

Colin M. Angle 1992	Chairman of the Board, Chief Executive Officer and Director	2012	I

Ronald Chwang, Ph.D. 1998	Director	2012	I

Paul J. Kern, Gen. U.S. Army (ret.) 2006	Director	2012	I

Deborah G. Ellinger 2011	Director	2012	I

Continuing Directors:

George C. McNamee 1999	Director	2013	II

Peter T. Meekin 2003	Director	2013	II

Paul Sagan 2010	Director	2013	II

Gail Deegan 2011	Director	2014	III

Andrea Geisser 2004	Director	2014	III

Jacques S. Gansler, Ph.D. 2003	Director	2014	III

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the director nominees to be elected at the annual meeting, the directors and the executive officers of the Company, their ages immediately prior to the annual meeting, and the positions currently held by each such person with the Company.

Name	Age	Position
Colin M. Angle	44	Chairman of the Board, Chief Executive Officer and Director
John J. Leahy	53	Executive Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer
Jeffrey A. Beck	49	Chief Operating Officer
Joseph W. Dyer	65	Chief Strategy Officer
Russell Campanello	56	Senior Vice President, Human Resources
Alison Dean	47	Senior Vice President, Corporate Finance
Glen D. Weinstein	41	Senior Vice President, General Counsel and Secretary
Ronald Chwang, Ph.D.(1)	64	Director
Gail Deegan(2)	65	Director
Deborah G. Ellinger	52	Director
Jacques S. Gansler, Ph.D.(3)	77	Director
Andrea Geisser(2)	69	Director
George C. McNamee(1)(2)	65	Director
Peter T. Meekin(3)	62	Director
Paul J. Kern, Gen. U.S. Army (ret)(1)	66	Director
Paul Sagan(3)	53	Director

(1)	Member of compensation committee
(2)	Member of audit committee
(3)	Member of nominating and corporate governance committee

Colin M. Angle, a co-founder of iRobot, has served as chairman of the board since October 2008, as chief executive officer since June 1997, and prior to that, as our president since November 1992. Mr. Angle has also served as a director since October 1992. Mr. Angle also worked at the National Aeronautical and Space Administration’s Jet Propulsion Laboratory where he participated in the design of the behavior-controlled rovers that led to Sojourner exploring Mars in 1997. Mr. Angle holds a B.S. in Electrical Engineering and an M.S. in Computer Science, both from MIT. As a co-founder and chief executive officer, Mr. Angle provides a critical contribution to the board of directors reflecting his detailed knowledge of the Company, our employees, our client base, our prospects, the strategic marketplace and our competitors.

John J. Leahy has served as our executive vice president, chief financial officer and treasurer since June 2008. Since February 2012, Mr. Leahy has also served as our principal accounting officer. From August 2007 to September 2007, Mr. Leahy served as executive vice president, chief financial officer, principal financial/accounting officer and assistant treasurer of The Hanover Insurance Group, Inc. From 1999 to 2007, Mr. Leahy served as executive vice president and chief financial officer of Keane, Inc., and served as interim president and chief executive officer from May 2006 to January 2007. From 1982 to 1999, Mr. Leahy served in a number of financial positions for Pepsico, Inc. He received a B.S. in Finance from Merrimack College and an M.B.A. from Boston College.

Jeffrey A. Beck has served as our chief operating officer since February 2012. Mr. Beck previously served as president of our home robots division from April 2009 to February 2012. Prior to joining iRobot, Mr. Beck served at AMETEK Corporation as senior vice president and general manager, Aerospace & Defense from 2008 to 2009 and as vice president & general manager, Power Systems and Instruments Division from 2004 to 2008.

From 1996 to 2004, Mr. Beck served in a number of positions at Danaher Corporation, including president, Danaher Precision Systems Division and vice president of sales, Kollmorgen I&C Division. Mr. Beck holds a B.S. in Mechanical Engineering from the New Jersey Institute of Technology and an M.B.A. from Boston University.

Joseph W. Dyer has served as our chief strategy officer since February 2012. Mr. Dyer previously served as chief operating officer from August 2010 to February 2012 and as the president of our government and industrial robots division from July 2006 to August 2010. Mr. Dyer served as executive vice president and general manager of our government and industrial robots division from September 2003 until July 2006. Prior to joining iRobot, Mr. Dyer served for 32 years in the U.S. Navy. From July 2000 until July 2003, he served as Vice Admiral commanding the Naval Air Systems Command at which he was responsible for research and development, procurement and in-service support for naval aircraft, weapons and sensors. He is an elected fellow in the Society of Experimental Test Pilots and the National Academy of Public Administration. He also chairs NASA’s Aerospace Safety Advisory Panel. Mr. Dyer holds a B.S. in Chemical Engineering from North Carolina State University and an M.S. in Finance from the Naval Postgraduate School, Monterey, California.

Russell Campanello has served as our senior vice president, human resources since November 2010. Prior to joining iRobot, Mr. Campanello served as senior vice president, human resources and administration at Phase Forward, Inc. from April 2008 until September 2010. Mr. Campanello previously served as senior vice president of human resources and marketing at Keane, Inc., a business process and information technology consulting firm, from September 2003 to October 2007. Prior to Keane, Mr. Campanello served as chief people officer at NerveWire from August 2000 to February 2003. Prior to NerveWire, he served as senior vice president, human resources at Genzyme Corp. from November 1997 to July 2000. Earlier in his career, Mr. Campanello spent nine years as vice president of human resources at Lotus Development Corporation. He attended Suffolk University’s Executive MBA program, and holds a B.S. degree in Business Administration from the University of Massachusetts.

Alison Dean has served as our senior vice president, corporate finance since February 2010. From March 2007 until February 2012, Ms. Dean also served as our principal accounting officer. From March 2007 until February 2010, Ms. Dean served as our vice president, financial controls & analysis. From August 2005 until March 2007, Ms. Dean served as our vice president, financial planning & analysis. From 1995 to August 2005, Ms. Dean served in a number of positions at 3Com Corporation, including vice president and corporate controller from 2004 to 2005 and vice president of finance — worldwide sales from 2003 to 2004. Ms. Dean holds a B.A. in Business Economics from Brown University and an M.B.A. from Boston University.

Glen D. Weinstein has served as our general counsel since July 2000. Since February 2005, Mr. Weinstein has also served as a senior vice president, and he served as a vice president from February 2002 to January 2005. Since March 2004, he has also served as our secretary. Prior to joining iRobot, Mr. Weinstein was with Covington & Burling, a law firm in Washington, D.C. Mr. Weinstein holds a B.S. in Mechanical Engineering from MIT and a J.D. from the University of Virginia School of Law.

Ronald Chwang, Ph.D, has served as a director since November 1998. Dr. Chwang is the chairman and president of iD Ventures America, LLC (formerly known as Acer Technology Ventures) under the iD SoftCapital Group, a venture investment and management consulting service group formed in January 2005. From August 1998 until December 2004, Dr. Chwang was the chairman and president of Acer Technology Ventures, LLC, managing high-tech venture investment activities in North America. Dr. Chwang also serves on the board of directors of AU Optronics and a number of other private high tech companies and is a former director of Silicon Storage Technologies. Dr. Chwang holds a B.Eng. (with honors) in Electrical Engineering from McGill University and a Ph.D. in Electrical Engineering from the University of Southern California. Dr. Chwang brings to the board of directors his extensive experience in the technology industry, through both company operations and venture capital investment.

Gail Deegan has served as a director since May 2011. From February 1996 until her retirement in September 2001, Ms. Deegan served as executive vice president and chief financial officer of Houghton Mifflin Company, a publishing company. From February 1995 to February 1996, Ms. Deegan was senior vice president of regulatory and government affairs for NYNEX New England, and from November 1991 to January 1995, was vice president and chief financial officer of New England Telephone. From 1988 to January 1990, Ms. Deegan was senior vice president, chief financial officer and treasurer of Eastern Enterprises, and from February 1990 to May 1991, was senior vice president, chief financial officer and chief administrative officer. Ms. Deegan is a director of EMC Corporation and a former director of TJX Companies, Inc. Ms. Deegan holds a bachelor’s degree in elementary education from The College of Saint Rose, a master’s degree in History from Ohio State University, and an MBA from Simmons College School of Management. Ms. Deegan brings to the board of directors her extensive experience with financial accounting matters for complex organizations and oversight of the financial reporting process of public companies.

Deborah G. Ellinger has served as a director since November 2011. She is currently the President of Ellinger Enterprises, a consulting firm that provides advice and due diligence on private equity investments. Deborah is the former president of Restoration Hardware and Chief Executive Officer of Wellness Pet Food. She was previously an executive vice president of CVS Pharmacy, a senior vice president of Staples, a partner at The Boston Consulting Group, and began her career with Mellon Financial Corporation. Her assignments have taken her all over the world, and she has lived or worked in Europe, Asia, and America. Ms. Ellinger serves on the Board of Directors of Sealy Corporation, National Life Group, and Renew Life. She qualified as a Barrister-at-Law in London, as a member of the Inner Temple, and holds an MA and BA in Law and Mathematics from the University of Cambridge in England. Ms. Ellinger brings to the board her extensive experience in international retail and consumer products.

Jacques S. Gansler, Ph.D. has served as a director since July 2004. Dr. Gansler has been a professor at the University of Maryland, where he leads the school’s Center for Public Policy and Private Enterprise, since January 2001. From November 1997 until January 2001, Dr. Gansler served as the Under Secretary of Defense for Acquisition, Technology and Logistics for the U.S. federal government. Dr. Gansler also serves on the board of directors of TTM Technologies, Inc. and TASC, Inc. Dr. Gansler holds a B.E. in electrical engineering from Yale University, an M.S. in Electrical Engineering from Northeastern University, an M.A. in Political Economy from New School for Social Research, and a Ph.D. in Economics from American University. Dr. Gansler brings to the board of directors his experience working with the federal government and in the defense industry.

Andrea Geisser has served as a director since March 2004. Mr. Geisser is currently a senior advisor to Zephyr Management Inc., a global private equity firm that specializes in emerging markets (Africa, India) and a member of the investment committee of some of those funds. From 1995 to 2005, Mr. Geisser was a managing director of Fenway Partners. Prior to founding Fenway Partners, Mr. Geisser was a managing director of Butler Capital Corporation. Prior to that, he was a managing director of Onex Investment Corporation, a Canadian management buyout company. From 1974 to 1986, he was a senior officer of Exor America. Mr. Geisser has been a board member and audit committee member of several private companies. Mr. Geisser holds a bachelor’s degree from Bocconi University in Milan, Italy and a P.M.D. from Harvard Business School. Mr. Geisser brings to the board of directors his extensive experience regarding the management of companies, as well as his financial expertise.

George C. McNamee has served as a director since August 1999. Currently a private investor, Mr. McNamee served as a managing partner of FA Technology Ventures, an information and energy technology venture capital firm from 2000 until 2011. He serves as chairman of the board of directors of Plug Power Inc., a leading fuel cell developer, and is a director of several private companies, a member of the Yale Development Board and a Trustee of the Albany Academies and The American Friends of Eton College. Mr. McNamee previously served on the board of directors of Broadpoint (now Gleacher) Securities as well as serving from 1984 to 2007 as chairman of its predecessor First Albany Companies and was also a board member of the New York Stock Exchange Inc., MapInfo, Home Shopping Network and the Meta Group. He received his Bachelor of Arts degree from Yale University. Mr. McNamee brings to the board of directors his extensive experience regarding the management of public and private companies, as well as his financial expertise.

Peter T. Meekin has served as a director since February 2003. Mr. Meekin has been a managing director of Trident Capital, a venture capital firm, since 1998. Prior to joining Trident Capital, he was vice president of venture development at Enterprise Associates, LLC, the venture capital division of IMS Health. Previously, Mr. Meekin held senior technology and management positions with Dun & Bradstreet Corporation, Lotus Development Corporation and IBM. Mr. Meekin holds a B.S. in Mathematics from the State University of New York at New Paltz. Mr. Meekin brings to the board of directors his extensive experience regarding the management of companies, his financial expertise, and his experience as an entrepreneur, executive and investor in the software, information services and information technology consulting sectors.

Paul J. Kern, Gen. U.S. Army (ret.) has served as a director since May 2006. Gen. Kern has served as a senior counselor to The Cohen Group, an international strategic business consulting firm, since January 2005. Gen. Kern also served as president and chief operating officer of AM General LLC from August 2008 until January 2010. From 1963 to 2004, Gen. Kern served in the U.S. Army and, from October 2001 to November 2004, as Commanding General of the U.S. Army Materiel Command. Prior to his command in the U.S. Army Materiel Command, he served as the military deputy to the Assistant Secretary of the Army for Acquisition, Logistics and Technology. Gen. Kern also serves on the board of directors of ITT Corporation and is a former director of EDO Corporation and Anteon International Corporation. He holds a B.S. from the United States Military Academy at West Point, an M.S. in Civil Engineering from the University of Michigan and an M.S. in Mechanical Engineering from the University of Michigan. Gen. Kern brings to the board of directors his extensive experience in the military and defense industry.

Paul Sagan has served as a director since February 2010. He became Akamai Technology, Inc.’s (NASDAQ: AKAM) chief executive officer in April 2005 and has served as its president since May 1999. Mr. Sagan became a member of Akamai’s board of directors in January 2005. Akamai is the leader in providing managed services for powering video, dynamic transactions and enterprise applications online. From July 1997 to August 1998, Mr. Sagan was senior advisor to the World Economic Forum, a Geneva, Switzerland-based organization that provides a collaborative framework for leaders to address global issues. Previously, Mr. Sagan held senior executive positions at Time Warner Cable and Time Inc., affiliates of Time Warner Inc., and at CBS, Inc. Mr. Sagan also serves on the board of directors of EMC Corporation and is a former member of the board of directors of Dow Jones & Company, Inc. and Digitas, Inc. Mr. Sagan brings to the board of directors his extensive experience with complex global organizations, combined with his operational and corporate governance expertise.

Our executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure

Mr. Angle serves as our chief executive officer and chairman of the board. The board of directors believes that having our executive officer as chairman of the board facilitates the board of directors’ decision-making process because Mr. Angle has first-hand knowledge of our operations and the major issues facing us. This also enables Mr. Angle to act as the key link between the board of directors and other members of management. To assure effective independent oversight, the board of directors annually appoints a lead independent director, as discussed further in “Executive Sessions of Independent Directors” below.

Independence of Members of the Board of Directors

The board of directors has determined that Drs. Chwang and Gansler, Mses. Deegan and Ellinger and Messrs. Geisser, McNamee, Meekin, Kern, and Sagan are independent within the meaning of the director independence standards of The NASDAQ Stock Market, Inc., or NASDAQ, and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Furthermore, the board of directors has determined that each member of each of the committees of the board of directors is independent within the meaning of the director independence standards of NASDAQ and the Securities and Exchange Commission.

Executive Sessions of Independent Directors

Executive sessions of the independent directors are held prior to each regularly scheduled in-person meeting of the board of directors. Executive sessions do not include any of our non-independent directors and are chaired by a lead independent director who is appointed annually by the board of directors from our independent directors. Mr. McNamee currently serves as the lead independent director. In this role, Mr. McNamee serves as chairperson of the independent director sessions. The independent directors of the board of directors met in executive session four (4) times in 2011.

In addition to acting as the chairperson of the independent director sessions, the lead independent director assists the board in assuring effective corporate governance. The lead independent director’s specific duties include:

•	providing the chairman of the board with input as to preparation of agendas for meetings;

•

advising the chairman of the board as to the quality, quantity and timeliness of the flow of information from the company’s management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	coordinating and developing the agenda for the executive sessions of the independent directors;

•	acting as principal liaison between the independent directors and the chairman of the board on sensitive issues;

•	evaluating, along with the members of the compensation committee, the chief executive officer’s performance and meeting with the chief executive officer to discuss such evaluation; and

•	acting as chairperson of the board in the absence of the chairman of the board or a vacancy in the position of chairman of the board.

The Board of Directors’ Role in Risk Oversight

The board of directors oversees our risk management process. This oversight is primarily accomplished through the board of directors’ committees and management’s reporting processes, including receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. The audit committee focuses on risk related to accounting, internal controls, and financial and tax reporting. The audit committee also assesses economic and business risks and monitors compliance with ethical standards. The compensation committee identifies and oversees risks associated with our executive compensation policies and practices, and the nominating and corporate governance committee identifies and oversees risks associated with director independence, related party transactions and the implementation of corporate governance policies.

Policies Governing Director Nominations

Director Qualifications

The nominating and corporate governance committee of the board of directors is responsible for reviewing with the board of directors from time to time the appropriate qualities, skills and characteristics desired of members of the board of directors in the context of the needs of the business and current make-up of the board of directors. This assessment includes consideration of the following minimum qualifications that the nominating and corporate governance committee believes must be met by all directors:

•	nominees must have experience at a strategic or policy making level in a business, government, non-profit or academic organization of high standing;

•	nominees must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	nominees must be well regarded in the community and shall have a long-term reputation for the highest ethical and moral standards;

•	nominees must have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve;

•	nominees must be free of conflicts of interest and potential conflicts of interest, in particular with relationships with other boards; and

•	nominees must, to the extent such nominee serves or has previously served on other boards, demonstrate a history of actively contributing at board meetings.

We do not have a formal diversity policy. However, pursuant to the Policy Governing Director Qualifications and Nominations, as part of its evaluation of potential director candidates and in addition to other standards the nominating and corporate governance committee may deem appropriate from time to time for the overall structure and composition of the board of directors, the nominating and corporate governance committee may consider whether each candidate, if elected, assists in achieving a mix of board members that represent a diversity of background and experience. Accordingly, the board of directors seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important us and our corporate mission. In addition, nominees for director are selected to have complementary, rather than overlapping, skill sets. All candidates for director nominee must have time available to devote to the activities of the board of directors. The nominating and corporate governance committee also considers the independence of candidates for director nominee, including the appearance of any conflict in serving as a director. Candidates for director nominee who do not meet all of these criteria may still be considered for nomination to the board of directors, if the nominating and corporate governance committee believes that the candidate will make an exceptional contribution to us and our stockholders.

Process for Identifying and Evaluating Director Nominees

The board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominee in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be helpful in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval as director nominees for election to the board of directors. The nominating and corporate governance committee also recommends candidates to the board of directors for appointment to the committees of the board of directors.

Procedures for Recommendation of Director Nominees by Stockholders

The nominating and corporate governance committee will consider director nominee candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the nominating and corporate governance committee for director nominee candidates, shall follow the following procedures:

The nominating and corporate governance committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting.

All recommendations for nomination must be in writing and include the following:

•	Name and address of the stockholder making the recommendation, as they appear on our books and records, and of such record holder’s beneficial owner;

•	Number of shares of our capital stock that are owned beneficially and held of record by such stockholder and such beneficial owner;

•

Name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the individual recommended for consideration as a director nominee;

•

All other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the board of directors and elected; and

•	A written statement from the stockholder making the recommendation stating why such recommended candidate meets our criteria and would be able to fulfill the duties of a director.

Nominations must be sent to the attention of our secretary by U.S. mail (including courier or expedited delivery service) to:

iRobot Corporation

8 Crosby Drive

Bedford, Massachusetts 01730

Attn: Secretary of iRobot Corporation

Our secretary will promptly forward any such nominations to the nominating and corporate governance committee. Once the nominating and corporate governance committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the board of directors.

Policy Governing Security Holder Communications with the Board of Directors

The board of directors provides to every security holder the ability to communicate with the board of directors as a whole and with individual directors on the board of directors through an established process for security holder communication as follows:

For communications directed to the board of directors as a whole, security holders may send such communications to the attention of the chairman of the board of directors by U.S. mail (including courier or expedited delivery service) to:

iRobot Corporation

8 Crosby Drive

Bedford, Massachusetts 01730

Attn: Chairman of the Board, c/o Secretary

For security holder communications directed to an individual director in his or her capacity as a member of the board of directors, security holders may send such communications to the attention of the individual director by U.S. mail (including courier or expedited delivery service) to:

iRobot Corporation

8 Crosby Drive

Bedford, Massachusetts 01730

Attn: [Name of the director], c/o Secretary

We will forward any such security holder communication to the chairman of the board, as a representative of the board of directors, or to the director to whom the communication is addressed, on a periodic basis. We will forward such communications by certified U.S. mail to an address specified by each director and the chairman of the board for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Stockholders

Our policy is to schedule a regular meeting of the board of directors on the same date as our annual meeting of stockholders and, accordingly, directors are encouraged to be present at our stockholder meetings. The ten (10) board members, who were directors at the time of the annual meeting of stockholders held in 2011, attended the meeting.

Board of Directors Evaluation Program

The board of directors performs annual self-evaluations of its composition and performance, including evaluations of its standing committees and individual evaluations for each director. In addition, each of the standing committees of the board of directors conducts its own self-evaluation, which is reported to the board of directors. The board of directors retains the authority to engage its own advisors and consultants.

For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.irobot.com.

Code of Ethics

We have adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, that applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available at the Corporate Governance section of our website at http://www.irobot.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from us upon a request directed to: iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Investor Relations. We intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on its website available at http://www.irobot.com and/or in our public filings with the Securities and Exchange Commission.

For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.irobot.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The board of directors met seven (7) times during the fiscal year ended December 31, 2011, and took action by unanimous written consent two (2) times. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings of all committees of the board of directors on which they served during fiscal 2011. The board of directors has the following standing committees: audit committee; compensation committee; and nominating and corporate governance committee, each of which operates pursuant to a separate charter that has been approved by the board of directors. A current copy of each charter is available at http://www.irobot.com. Each committee reviews the appropriateness of its charter at least annually. Each committee retains the authority to engage its own advisors and consultants. The composition and responsibilities of each committee are summarized below.

Audit Committee

The audit committee of the board of directors currently consists of Messrs. Geisser, McNamee and Ms. Deegan, each of whom is an independent director within the meaning of the director independence standards of NASDAQ and the Securities and Exchange Commission, or SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In May 2011, Ms. Deegan replaced Mr. Meekin on the audit committee. Mr. Geisser serves as the chairman of the audit committee. In addition, the board of directors has determined that Mr. Geisser is financially literate and that Mr. Geisser qualifies as an “audit committee financial expert” under the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Geisser’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Geisser any duties, obligations or liability that are greater than are generally imposed on him as a member of the audit committee and the board of directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the audit committee or the board of directors.

The audit committee met six (6) times during the fiscal year ended December 31, 2011. The audit committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.

As described more fully in its charter, the audit committee oversees our accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the audit committee responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns; and

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

Compensation Committee

The compensation committee of the board of directors currently consists of Mr. McNamee, Gen. Kern, and Dr. Chwang, each of whom is an independent director within the meaning of the director independence standards of NASDAQ, a non-employee director as defined in Rule 16b-3 of the Exchange Act, and an outside director pursuant to Section 162(m) of the Internal Revenue Code. Mr. McNamee serves as the chairman of the compensation committee. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer and other executive officers;

•	overseeing and administering our compensation, welfare, benefit and pension plans and similar plans and determining the compensation of all executive officers; and

•	reviewing and making recommendations to the board with respect to director compensation.

The compensation committee met four (4) times and took action by unanimous written consent four (4) times during the fiscal year ended December 31, 2011. The compensation committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of the board of directors currently consists of Dr. Gansler, and Messrs. Meekin and Sagan, each of whom is an independent director within the meaning of the director independence standards of NASDAQ and applicable rules of the SEC. Mr. Sagan serves as the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board criteria for board and committee membership;

•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of the board and management.

The nominating and corporate governance committee met three (3) times during the fiscal year ended December 31, 2011. The nominating and corporate governance committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.

Compensation Committee Interlocks and Insider Participation

During 2011, Dr. Chwang, Gen. Kern and Mr. McNamee served as members of the compensation committee. No member of the compensation committee was an employee or former employee of us or any of our subsidiaries, or had any relationship with us requiring disclosure herein.

During the last year, no executive officer of the Company served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (ii) a director of another entity, one of whose executive officers served on our compensation committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the board of directors. The audit committee currently consists of Messrs. Geisser (chairman) and McNamee and Ms. Deegan. None of the members of the audit committee is an officer or employee of the Company, and the board of directors has determined that each member of the audit committee meets the independence requirements promulgated by NASDAQ and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Exchange Act. Mr. Geisser is an “audit committee financial expert” as is currently defined under SEC rules. The audit committee operates under a written charter adopted by the board of directors.

The audit committee oversees the Company’s accounting and financial reporting processes on behalf of the board of directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management the Company’s consolidated financial statements for the fiscal year ended December 31, 2011, including a discussion of, among other things, the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the Company’s financial statements.

The audit committee also reviewed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the results of their audit and discussed matters required to be discussed by the Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU section 380), other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission and other applicable regulations. The audit committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with PricewaterhouseCoopers LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has considered and discussed the compatibility of non-audit services provided by PricewaterhouseCoopers LLP with that firm’s independence.

The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

Based on its review of the financial statements and the aforementioned discussions, the audit committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

The audit committee has also evaluated the performance of PricewaterhouseCoopers LLP, including, among other things, the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services in 2011. Information about PricewaterhouseCoopers LLP’s fees for 2011 is discussed below in this proxy statement under “Proposal 2 — Ratification of Appointment of Independent Registered Public Accountants.” Based on its evaluation, the audit committee has retained PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the 2012 fiscal year.

Respectfully submitted by the Audit Committee,

Andrea Geisser (chairman)

George C. McNamee

Gail Deegan

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee of the board of directors, which is comprised solely of independent directors within the meaning of applicable rules of The NASDAQ Stock Market, Inc., outside directors within the meaning of Section 162 of the Internal Revenue Code of 1986, as amended, and non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, is responsible for developing executive compensation policies and advising the board of directors with respect to such policies and administering the Company’s cash incentive, stock option and employee stock purchase plans. The compensation committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the compensation committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The compensation committee assesses the information it receives in accordance with its business judgment. The compensation committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the compensation committee. All decisions regarding chief executive officer and director compensation are reviewed and ratified by the full board. George McNamee, Paul Kern and Ronald Chwang are the current members of the compensation committee.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2011 with management. In reliance on the reviews and discussions referred to above, the compensation committee recommended to the board of directors, and the board of directors has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2011 for filing with the SEC.

Respectfully submitted by the Compensation Committee,

George C. McNamee (chairman)

Paul J. Kern

Ronald Chwang

COMPENSATION AND OTHER INFORMATION

CONCERNING EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion & Analysis

Overview

Our compensation philosophy is based on a desire to balance retention of executive talent with pay for performance incentive compensation, which is designed to reward our named executive officers for continued service and our sustained financial and operating performance. We believe that the compensation of our named executive officers should align our executives’ interests with those of our stockholders and focus executive behavior on the achievement of both near-term corporate targets as well as long-term business objectives and strategies. It is the responsibility of the compensation committee of our board of directors to administer our compensation practices to ensure that they are competitive and include incentives that are designed to appropriately drive our performance, including our Adjusted EBITDA, revenue and individual objectives. Our compensation committee reviews and approves all of our executive compensation policies, including executive officer salaries, cash incentives and equity awards.

The Company performed well in 2011, with revenue increasing by 16% to $465 million and Adjusted EBITDA increasing nearly 50% to $73 million (a reconciliation of Adjusted EBITDA to Net Income can be found in Exhibit A to this proxy statement). Moreover, earnings per share of $1.44 for the fiscal year were up 50% from 2010. Based on this strong performance, our named executive officers were likewise appropriately compensated, with bonuses earned at greater than 100% of targets. We believe our compensation philosophies, as described below, have aligned executive compensation with Company performance.

Objectives of Our Compensation Programs

Our compensation programs for our executive officers are designed to achieve the following objectives:

•	to provide competitive compensation that attracts, motivates and retains the best talent and the highest caliber executives to help us to achieve our strategic objectives;

•	to align management’s interest with our success;

•

to connect a significant portion of the total potential cash compensation paid to executives to our annual financial performance or the division, region or segment of our business for which an executive has management responsibility by basing cash incentive compensation on corresponding financial targets;

•	to align management’s interest with the interests of stockholders through long-term equity incentives; and

•	to provide management with performance goals that are directly linked to our annual plan for growth and profit.

We believe that the compensation of our named executive officers should reflect their success as a management team, rather than as individuals, in attaining key operating objectives, such as improved Adjusted EBITDA performance and revenue growth, as well as longer-term strategic objectives, such as invention, product development and evaluation of potential acquisitions. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, merger and acquisition expenses, net intellectual property litigation-related activity, restructuring-related expense and non-cash stock compensation.

We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the company by our named executive officers. We seek to have the long-term performance of our stock reflected in executive compensation through our equity incentive programs.

Methodologies for Establishing Executive Compensation

The compensation committee, which is comprised entirely of independent directors, reviews the compensation packages for our named executive officers, including an analysis of all elements of compensation separately and in the aggregate. In determining the appropriate compensation levels for our chief executive officer, the compensation committee meets outside the presence of all our executive officers. With respect to the compensation levels of all other named executive officers, the compensation committee meets outside the presence of all executive officers except our chief executive officer. Our chief executive officer annually reviews each of the other named executive officers’ performances with the compensation committee.

With the input of our human resources department and compensation consultant, the chief executive officer makes recommendations to the compensation committee regarding base salary levels, target incentive awards and actual payouts, performance goals for incentive compensation and equity awards for named executive officers, other than Mr. Angle. In conjunction with the annual performance review of each named executive officer in January of each year, the compensation committee carefully considers the recommendations of the chief executive officer when setting base salary, bonus payments under the prior year’s incentive compensation plan, target amounts and performance goals for the current year’s incentive compensation plan, and any other special adjustments or bonuses. In addition, the compensation committee similarly determines equity incentive awards, if any, for each named executive officer.

Moreover, the compensation committee considered the advisory proposal approving named executive officer compensation that was completed for our 2011 annual meeting of stockholders. Of stockholder votes received, an overwhelming majority — ninety-seven percent — of our stockholders voted to approve our “say on pay” proposal. Votes regarding the non-binding, advisory proposal approving compensation of our named executive officers were as follows:

For	17,608,355	96.89%
Against	353,004	1.94%
Abstain	212,693	1.17%

The compensation committee believes this affirms shareholders’ support of our approach to executive compensation, and therefore did not significantly change its approach in 2011. The compensation committee will continue to consider the outcome of our say-on-pay votes, regulatory changes and emerging best practices when making future compensation decisions for our named executive officers.

Our compensation plans are developed, in part, by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the technology, defense, household durables and robotics industries. We believe that the practices of this group of companies provide us with appropriate compensation benchmarks, because these companies have similar organizational structures and tend to compete with us to attract executives and other employees. For benchmarking executive compensation, we typically review the compensation data for companies with revenues, numbers of employees and market capitalizations similar to our profile.

The compensation committee engaged an independent compensation consultant, Pearl Meyer & Partners, LLC, to help evaluate peer companies for cash compensation and long-term incentive purposes, analyze applicable compensation data and determine appropriate compensation levels for our executive officers. Neither the compensation committee nor the Company has retained Pearl Meyer & Partners, LLC for any other purpose.

The following selection criteria were used to develop the comparative peer group that the compensation committee and its compensation consultant used in assessing the competitiveness of our executive compensation for purposes of fiscal 2011 compensation actions:

•	Companies with revenues within a similar range (1/4 to 3x)

•	Companies with similar market capitalizations

•	Companies within the technology industry

•	Companies with a similar business strategy

•	Highly innovative product(s) technological advancement

•	Moderate to high growth over a 1-, 3-, and 5- year period

•	Moderate sales in the United States and internationally

•	Companies with moderate to high level of research and development expense

•	Companies with two or more lines of business — defense and commercial electronics

The resulting peer group consisted of the following 15 firms:

Accuray Incorporated	Intuitive Surgical, Inc.
AeroVironment, Inc.	Orbital Sciences Corporation
American Science & Engineering, Inc.	Plantronics, Inc.
Argon ST, Inc.	Synaptics Incorporated
Audiovox Corporation	Tivo Inc.
Bruker Corporation	Trimble Navigation Limited
Cognex Corporation	Universal Electronics Inc.
ICx Technologies, Inc.

These fifteen companies, at the time of the analysis, had median annual revenues of $314 million and a median market capitalization of $945 million, compared to our 2011 annual revenue of $465 million and year-end market capitalization of $812 million.

We will annually reassess the relevance of our peer group and make changes when judged appropriate. We believe that the use of benchmarking is an important factor in remaining competitive with our peers and furthering our objective of attracting, motivating and retaining highly qualified personnel.

The compensation committee reviews all components of compensation for named executive officers. In accordance with its charter, the compensation committee also, among other responsibilities, administers our incentive compensation plan, and reviews and makes recommendations to management on company-wide compensation programs and practices. In setting compensation levels for our executive officers in fiscal 2011, the compensation committee considered many factors in addition to benchmarking described above, including, but not limited to:

•	the scope and strategic impact of the executive officer’s responsibilities,

•	our past business and segment performance, and future expectations,

•	our long-term goals and strategies,

•	the performance and experience of each individual,

•	past compensation levels of each individual and of the named executive officers as a group,

•	relative levels of pay among the executive officers,

•	the amount of base salary in the context of the executive officer’s total compensation and other benefits,

•	for each named executive officer, other than the chief executive officer, the evaluations and recommendations of the chief executive officer, and

•	the competitiveness of the compensation packages relative to the selected benchmarks as highlighted by the independent compensation consultant’s analysis.

The compensation committee determines compensation for our chief executive officer using the same factors it uses for other executive officers, placing relatively less emphasis on base salary, and instead, creating greater performance-based opportunities through long-term equity and short term cash incentive compensation, which we believe better aligns our chief executive officer’s interests with our success and the interests of our stockholders. In assessing the compensation paid to our chief executive officer, the compensation committee relies on both information from our selected benchmarks and its judgment with respect to the factors described above.

Elements of Compensation

Our executive compensation program consists of three primary elements: salary, long-term equity interest, primarily in the form of stock options and awards of restricted stock units, and an annual cash incentive program based on both corporate and, if appropriate, divisional performance. All of our executive officers also are eligible for certain benefits offered to employees generally, including life, health, disability and dental insurance, as well as to participate in our 401(k) plan. We have also entered into executive agreements with our executive officers that provide for certain severance benefits upon termination of employment, including a termination following a change in control of the Company.

Annual Cash Compensation

Base Salary. The compensation committee believes that our executive officers, including our chief executive officer, are paid salaries in line with their qualifications, experience and responsibilities. Salaries are structured so that they are comparable with salaries paid by the peer companies reviewed by the compensation committee in the technology and robotics industry. We begin our review of base salaries for each of our executives at the market median (50th percentile) in the technology and robotics industry and also take into consideration many additional factors (described below) that we believe enable us to attract, motivate and retain our leadership team in an extremely competitive environment. Salaries are reviewed generally on an annual basis.

The compensation committee reviewed the base salaries for each of our executive officers, taking into account an assessment of the individual’s responsibilities, experience, individual performance and contribution to our performance, and also generally take into account the competitive environment for attracting and retaining executives consistent with our business needs. With respect to each of our executive officers, other than Mr. Angle, Mr. Angle provided a detailed evaluation and recommendation related to base salary adjustments, if any.

In light of the considerations discussed above, the base salaries of our named executive officers were increased for fiscal year 2011 as follows:

	2010 Base Salary	% Increase	2011 Base Salary
Colin M. Angle	$475,000	10.5%	$525,000
John J. Leahy	$362,262	3.5%	$375,000
Joseph W. Dyer	$362,000	3.6%	$375,000
Jeffrey A. Beck	$332,312	5.3%	$350,000
Robert L. Moses	$296,000	6.4%	$315,000

We believe that the base salaries paid to our executive officers during our fiscal year 2011 helped to achieve our executive compensation objectives, compare favorably to our peer group and, in light of our overall compensation program, are within our target of providing total compensation at the market median. In addition, we believe that the base salaries of our named executive officers, which range from 19% to 33% as a percentage of total compensation, are set at an appropriate level to keep a significant portion of executive compensation at risk as part of our compensation philosophy, and are set at an appropriate level with respect to an internal base salary equity comparison among the named executive officers. Per our policy to structure base salaries at the market median, the compensation committee approved a base salary increase of $50,000 for Mr. Angle in 2011, bringing his base salary from the 40th percentile to the 55th percentile in the comparative peer group.

In February 2012, the compensation committee decided to maintain base salaries for 2012 at the 2011 levels for the named executive officers, with the exception of Mr. Beck, who assumed additional responsibilities through his promotion to chief operating officer.

Cash Incentive Compensation

The compensation committee believes that a portion of overall cash compensation for executive officers should be “at risk,” i.e., contingent upon successful achievement of significant financial and business objectives and implementation of our business strategy. For our named executive officers, including our chief executive officer, the granting of cash incentive payments is based on an evaluation of achievement against predetermined financial and operational metrics in accordance with our Senior Executive Incentive Compensation Plan that was adopted by the compensation committee. Target cash incentives for named executive officers are generally targeted between the 40th and 60th percentiles of similar cash incentives provided to officers in peer companies reviewed by the compensation committee in the technology and robotics industries. The amount of cash incentives paid to the named executive officers, however, is subject to the assessment of the compensation committee of our performance in general and the achievement of specific goals.

For fiscal 2011, the target bonus awards under our Senior Executive Incentive Compensation Plan for each of our named executive officers, as a percentage of base salary earned during the fiscal year, are summarized in the table below. These target bonus amounts were set at levels the compensation committee determined were appropriate in order to achieve our objective of retaining those executives who perform at or above the levels necessary for us to achieve our business plan, which, among other things, involved growing our company in a cost-effective way.

	Incentive Bonus Award Opportunity (% of base salary)
	Threshold (50% of target opportunity)	Target (100%)	Maximum (150% of target opportunity)
Colin M. Angle	50%	100%	150%
John J. Leahy	32.5%	65%	97.5%
Joseph W. Dyer	32.5%	65%	97.5%
Jeffrey A. Beck	32.5%	65%	97.5%
Robert L. Moses	32.5%	65%	97.5%

We designed our Senior Executive Incentive Compensation Plan to focus our executives on achieving key corporate financial objectives and strategic milestones, and to reward substantial achievement of these company financial objectives and strategic milestones. The 2011 performance goals and cash incentive payment criteria established by the compensation committee under our Senior Executive Incentive Compensation Plan were designed to require significant effort and operational success on the part of our named executive officers for achievement.

While the Senior Executive Incentive Compensation Plan is designed to provide cash incentive payments based upon objectively determinable formulas that tie cash incentive payments to specific financial goals and strategic milestones, the compensation committee retains the discretion to reduce cash incentive payments under the Senior Executive Incentive Compensation Plan based upon additional factors.

For each named executive officer, 100% of his target cash incentive compensation in 2011 was tied to key financial and operating performance measures.

The following table summarizes the performance measures, associated weightings and goals for Messrs. Angle, Leahy and Dyer. As discussed previously, the payout opportunity ranges from 50% of the target incentive opportunity for achieving threshold level of performance to 150% of the target incentive opportunity for achieving maximum level of performance.

Performance Measure	Weighting	Performance Goal
		Threshold	Target	Maximum
Adjusted EBITDA, excluding cash incentive compensation expense	75%	$56.5 million	$70.6 million	$84.7 million
Revenue	15%	$365.8 million	$457.3 million	$548.8 million
“Overall Company Performance”(1)	10%		*	*

(1)	“Overall company performance” is a confidential quantitative financial metric that blends the following financial metrics: Adjusted EBITDA, divisional contribution margins, divisional revenue, as well as revenue derived from funded research & development contracts and company mix between its various business operations. Since the specific overall company performance targets are highly confidential, we do not publicly disclose these targets. Disclosing the overall company performance targets would provide competitors and other third parties with insights into our internal confidential strategic and planning processes, sales and marketing budgets and other confidential matters, which might allow our competitors to predict certain business strategies, thereby causing competitive harm. The overall company performance targets were positioned to be aggressive, but achievable.

The target cash incentive for Mr. Beck had four elements:

Performance Measure	Weighting	Performance Goal
		Threshold	Target	Maximum
Adjusted EBITDA, excluding cash incentive compensation expense	25%	$56.5 million	$70.6 million	$84.7 million
Divisional contribution margin(2)	40%		*	*
Divisional revenue	25%		$260 million	$312 million
“Overall Company Performance”	10%		*	*

(2)	Generally, contribution margin was calculated as division specific revenue less cost of sales and operating expenses, excluding cash incentive and stock based compensation. Since the specific contribution margin targets are highly confidential, we do not publicly disclose these targets. Disclosing the contribution margin targets would provide competitors and other third parties with insights into our internal confidential strategic and planning processes, sales and marketing budgets and other confidential matters, which might allow our competitors to predict certain business strategies, thereby causing competitive harm. The contribution margin targets were positioned to be aggressive, but achievable.

The target cash incentive for Mr. Moses had four elements:

Performance Measure	Weighting	Performance Goal
		Threshold	Target	Maximum
Adjusted EBITDA, excluding cash incentive compensation expense	25%	$56.5 million	$70.6 million	$84.7 million
Divisional contribution margin(2)	40%		*	*
Divisional revenue	25%		$189.2 million	$151.4 million
“Overall Company Performance”	10%		*	*

(2)

Generally, contribution margin was calculated as division specific revenue less cost of sales and operating expenses, excluding cash incentive and stock based compensation. Since the specific contribution margin targets are highly confidential, we do not publicly disclose these targets. Disclosing the contribution margin targets would provide competitors and other third parties with insights into our internal confidential strategic and planning processes, sales and marketing budgets and other confidential matters, which might allow our competitors to predict certain business strategies, thereby causing competitive harm. The contribution margin targets were positioned to be aggressive, but achievable.

The compensation committee chose this mix of financial targets for cash incentive compensation because it believed that executive officers should be focused on a small set of critical financial and operating metrics that reflect both corporate and divisional strategies in a manner that reinforce the executive’s role and impact. Moreover, the compensation committee believed that the metrics should encourage collaboration and accountability within divisions and with corporate functions.

Identical financial measures, although with differing weightings, were used for our performance incentive plan, which is the cash incentive program that applies to all employees at the manager level and above.

The following table shows our achievement against the various metrics used for calculating the 2011 cash incentive compensation for our named executive officers:

2011 Goals

Metric	Minimum (50% of target)	Target (100%)	Maximum (150% of target)	2011 Actual Performance	Actual Percentage Earned (as % of target)
	$ in millions
Adjusted EBITDA, excluding cash incentive compensation expense	$56.5	$70.6	$84.7	$84.0	148%
Company Revenue	$365.8	$457.3	$548.8	$465.6	105%
Home Robots Divisional Revenue	$208.0	$260.0	$312.0	$278.5	118%
Government & Industrial Divisional Revenue	$151.4	$189.2	$227.1	$178.9	86%
Home Robots Divisional Contribution Margin	*	*	*	*	150%
Government & Industrial Divisional Contribution Margin	*	*	*	*	73%
Overall Company Performance	*	*	*	*	114%

The following table summarizes the resulting 2011 incentive awards paid to the executives based upon their mix of performance measures as well as the associated weightings for each measure:

	Target Incentive Opportunity ($)	Actual Incentive Earned for 2011 Performance
		% of Target	$
Colin M. Angle	517,308	134%	692,158
John J. Leahy	242,476	134%	324,433
Joseph W. Dyer	242,450	134%	324,398
Jeffrey A. Beck	225,732	134%	302,029
Robert L. Moses	202,850	100%	202,039

Long-Term Incentives

Executive officers (and other employees) are eligible to receive restricted stock, stock option grants, restricted stock units and other stock awards that are intended to promote success by aligning employee financial interests with long-term shareholder value. These stock-based incentives are awarded based on various factors primarily relating to the responsibilities of the individual officer or employee, their past performance, anticipated future contributions and prior grants. In general, our compensation committee bases its decisions to grant stock-based incentives on recommendations of our chief executive officer and the compensation committee’s analysis of peer group compensation information, with the intention of keeping the executives’ overall compensation, including the equity component of that compensation, at a competitive level with the comparator companies reviewed by the compensation committee in the technology and robotics industries. Our compensation committee also considers the number of shares of common stock outstanding, the number of shares of common stock authorized for issuance under our equity compensation plans, the number of options and shares held by the executive officer for whom an award is being considered and other elements of the officer’s compensation, as well as our compensation objectives and policies described above. During fiscal year 2011, we granted stock options and restricted stock unit awards to our named executive officers. As part of the annual review of our equity compensation program, the compensation committee considered a variety of long-term equity incentive structures. For fiscal 2011, the compensation committee allocated 50% of the total value of our long-term annual equity awards to senior executives in stock options and 50% in restricted stock units. The compensation committee believes a mix in our long-term equity awards between stock options and restrict stock units aligns the incentives of our executives with the interests of our stockholders and our long-term performance of the company by directly tying a significant portion of the value that may be realized from our equity compensation to an increase in our stock price. As with the determination of base salaries and short term incentive payments, the compensation committee exercises subjective judgment and discretion in view of the above criteria.

Stock Ownership Guidelines

We introduced equity ownership guidelines in 2011 to further align the interests of our senior management and directors with those of our stockholders. Under the guidelines, executives are expected to hold common stock in an amount equal to a multiple of their base salary as determined by their position. The guidelines range from two times base salary to six times base salary for our chairman and chief executive officer. In addition, under the guidelines, our directors are expected to hold common stock in an amount equal to six times their current board retainer fee. For purposes of these guidelines, stock ownership includes shares over which the executive has direct or indirect ownership or control, including restricted stock and in-the-money vested stock options, but does not include unvested restricted stock units or unvested stock options. Executives and directors are expected to meet their ownership guidelines within five years of becoming subject to the guidelines.

Other Compensation

We also have various broad-based employee benefit plans. Our executive officers participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. We offer a 401(k) plan, which allows our employees to invest in a wide array of funds on a pre-tax basis. We do not provide pension arrangements or post-retirement health coverage for our named executive officers or other employees. We also maintain insurance and other benefit plans for our employees. Executive officers receive higher life, accidental death and dismemberment and disability insurance benefits than other employees. Other than as described below, we offer no perquisites that are not otherwise available to all of our employees.

Mr. Dyer and Mr. Moses maintain personal residences in Maryland and Virginia, respectively. We maintain a corporate apartment at which Mr. Dyer and Mr. Moses reside when working at our corporate headquarters in Bedford, Massachusetts, and we pay all travel expenses to and from our corporate headquarters. While we do not consider the corporate apartment or travel expenses for Mr. Dyer or Mr. Moses as perquisites for purposes of determining their overall compensation packages, the incremental costs of the corporate apartment and travel expenses are reflected in the Summary Compensation Table as additional compensation for these named executive officers in accordance with SEC executive compensation disclosure regulations relating to perquisites.

Executive Agreements

We have entered into executive agreements with each of our executive officers. The executive agreements provide for severance payments equal to 50% of such officer’s annual base salary, as well as certain continued health benefits, in the event that we terminate his or her employment other than for cause. In addition, these executive agreements provide that if we experience a change in control and the employment of such officer is terminated without cause, or if such officer terminates his or her employment for Good Reason, as defined in the agreement, following the change in control, then all unvested stock options held by such officer become fully-vested and immediately exercisable and such officer is entitled to severance payments equal to 200% of his or her current annual base salary and 200% of such officer’s target cash incentive, as well as certain continued health benefits. There are no tax gross-ups under the executive agreements.

It is the belief of the compensation committee that these provisions are consistent with executive severance arrangements that are customary for public companies at our stage of development and were necessary in order to hire and/or retain our executives.

Tax Deductibility of Executive Compensation

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. We have considered the limitations on deductions imposed by Section 162(m) of the Code and it is our present intention, for so long as it is consistent with our overall compensation objective, to structure executive compensation to minimize application of the deduction limitations of Section 162(m) of the Code.

Risk Oversight of Compensation Programs

The compensation committee believes that our compensation program for executive officers is not structured to be reasonably likely to present a material adverse risk to us based on the following factors:

•	Our compensation program for executive officers is designed to provide a balanced mix of cash and equity, annual and longer-term incentives, and performance targets.

•

The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus primarily on stock price performance to the detriment of other important business metrics.

•

Our stock option grants, restricted stock awards and restricted stock unit grants generally vest over four years and, in the case of stock options, are only valuable if our stock price increases over time.

•	Maximum payout levels for the cash incentive compensation are capped.

•	Our stock ownership guidelines align the interests of our executive officers with those of our stockholders.

Executive Compensation Summary

The following table sets forth summary compensation information for our chief executive officer, chief financial officer and the three other most highly compensated executive officers:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)(4)	Total ($)
Colin M. Angle	2011	519,231	—	763,344	754,374	692,158	7,350	2,736,457
Chairman, Chief Executive	2010	463,897	—	439,230	817,477	578,926	7,350	2,306,880
Officer and Director	2009	386,053	—	274,999	270,790	410,180	7,350	1,349,372
John J. Leahy	2011	373,531	—	311,364	307,508	324,433	7,350	1,324,186
Executive Vice President,	2010	360,849	—	179,322	333,950	346,683	7,350	1,228,154
Chief Financial Officer, Treasurer and Principal Accounting Officer	2009	356,743	—	58,332	57,441	289,854	7,350	769,720

Jeffrey A. Beck(5)	2011	347,960	—	225,990	223,642	302,029	7,350	1,016,971
Chief Operating Officer	2010	331,469	5,000	82,764	154,241	322,908	7,350	903,732
	2009	250,000	—	343,000	695,745	187,011	7,350	1,482,506
Joseph W. Dyer(6)	2011	373,500	—	311,364	307,508	324,398	28,861	1,345,631
Chief Strategy Officer	2010	343,885	27,808	239,876	446,512	291,606	27,661	1,377,348
	2009	331,250	45,546	116,998	115,209	202,394	30,035	841,432
Robert L. Moses(7)	2011	312,808	—	208,413	206,118	202,039	29,152	958,530
Former President, Government & Industrial Robots Division

(1)	Represents salary earned in the fiscal years presented which covered 52 weeks, 52 weeks and 53 weeks respectively, for fiscal years 2011, 2010 and 2009.
(2)	Represents the aggregate grant date fair value for stock and option awards granted in the fiscal years ended December 31, 2011, January 1, 2011 and January 2, 2010, as appropriate, in accordance with FASB ASC Topic 718. See the information appearing in note 9 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for certain assumptions made in the valuation of stock and option awards.
(3)	Excludes medical, group life insurance and certain other benefits received by the named executive officers that are available generally to all of our salaried employees and certain perquisites and other personal benefits received by the named executive officers which do not exceed $10,000.
(4)	Represents 401(k) matching contributions for each of our named executive officers. For Mr. Dyer, perquisites for 2011 include $5,982 for use of a company apartment when he is working at our corporate headquarters and $15,529 for travel expenses to and from our corporate headquarters. For Mr. Moses, perquisites for 2011 include $6,495 for use of a company apartment when he is working at our corporate headquarters and $15,307 for travel expenses to and from our corporate headquarters.
(5)	Mr. Beck received a bonus payment of $5,000 for fiscal 2010 based upon a number of factors including completion of significant business and operational milestones and the comparable cash incentive compensation of companies within our peer group.
(6)	Mr. Dyer received bonus payments of $27,808 and $45,546 for fiscal years 2010 and 2009, respectively, based upon a number of factors including completion of significant business and operational milestones and the comparable cash incentive compensation of companies within our peer group.
(7)	Mr. Moses resigned as President, Government and Industrial Robots division effective February 16, 2012.

Grants of Plan-Based Awards in 2011

The following table sets forth, for each of the named executive officers, information about grants of plan-based awards during fiscal year 2011.

GRANTS OF PLAN-BASED AWARDS — 2011

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Colin M. Angle	—	258,654	517,308	1,034,616	—	—	—	—
	4/1/2011	—	—	—	22,800	—	33.48	763,344
	4/1/2011	—	—	—	—	45,200	33.48	754,374
John J. Leahy	—	121,238	242,476	484,952	—	—	—	—
	4/1/2011	—	—	—	9,300	—	33.48	311,364
	4/1/2011	—	—	—	—	18,425	33.48	307,508
Jeffrey A. Beck	—	112,866	225,732	451,464	—	—	—	—
	4/1/2011	—	—	—	6,750	—	33.48	225,990
	4/1/2011	—	—	—	—	13,400	33.48	223,642
Joseph W. Dyer	—	121,225	242,450	484,900	—	—	—	—
	4/1/2011	—	—	—	9,300	—	33.48	311,364
	4/1/2011	—	—	—	—	18,425	33.48	307,508
Robert L. Moses	—	101,425	202,850	405,700	—	—	—	—
	4/1/2011	—	—	—	6,225	—	33.48	208,413
	4/1/2011	—	—	—	—	12,350	33.48	206,118

(1)	This reflects the threshold, target and maximum incentive cash payout levels established under our Senior Executive Incentive Compensation Plan. The actual amounts paid for fiscal year 2011 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	All stock awards and option awards were made pursuant to our 2005 Stock Option and Incentive Plan (the “2005 Plan”).

Outstanding Equity Awards at Fiscal Year End

The following table sets forth, for each of the named executive officers, information about unexercised option awards and unvested restricted stock and restricted stock unit awards that were held as of December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END — 2011

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Colin M. Angle	5/25/07	21,333	—	16.03	5/25/2014	—	—
	3/28/08	24,375	1,625	17.13	3/28/2015	4,075	121,639
	2/20/09	50,758	23,071	7.76	2/20/2016	17,718	528,882
	4/2/10	42,732	71,218	14.52	4/2/2017	22,687	677,207
	4/1/11	—	45,200	33.48	4/1/2018	22,800	680,580
John J. Leahy	6/27/08	32,454	25,000	14.05	6/27/2015	15,000	447,750
	2/20/09	2,610	4,894	7.76	2/20/2016	3,758	112,176
	4/2/10	4,850	29,093	14.52	4/2/2017	9,262	276,471
	4/1/11	—	18,425	33.48	4/1/2018	9,300	277,605
Jeffrey A. Beck	4/24/09	—	56,250	9.80	4/24/2016	17,500	522,375
	4/2/10	1	13,437	14.52	4/2/2017	4,275	127,609
	4/1/11	—	13,400	33.48	4/1/2018	6,750	201,487
Joseph W. Dyer	2/18/04	2	—	2.33	2/18/2014	—	—
	5/25/07	833	—	16.03	5/25/2014	—	—
	3/28/08	13,125	875	17.13	3/28/2015	2,875	85,819
	2/20/09	5,890	9,815	7.76	2/20/2016	7,538	225,009
	4/2/10	5,519	27,593	14.52	4/2/2017	8,775	261,934
	10/1/10	3,462	10,383	18.61	10/1/2017	2,820	84,177
	4/1/11	—	18,425	33.48	4/1/2018	9,300	277,605
Robert L. Moses	2/18/04	2,500	—	2.33	2/18/2014	—	—
	7/28/06	12,000	—	16.46	7/28/2013	—	—
	7/27/07	5,333	—	18.74	7/27/2014	—	—
	7/25/08	4,875	1,125	14.09	7/25/2015	375	11,194
	4/2/10	3,450	5,750	14.52	4/2/2017	2,962	88,416
	10/1/10	4,327	12,979	18.61	10/1/2017	3,526	105,251
	4/1/11	—	12,350	33.48	4/1/2018	6,225	185,816

(1)	Stock option grants vest over a four-year period, at a rate of twenty-five percent (25%) on the first anniversary of the grant, and quarterly thereafter.
(2)	Restricted stock unit awards vest over a four-year period, at a rate of twenty-five percent (25%) on each anniversary of the grant.
(3)	Amounts disclosed in this column were calculated based on the fair market value of our common stock.

Option Exercises and Stock Vested

The following table sets forth, for each of the named executive officers, information with respect to the exercise of stock options and the vesting of restricted stock and restricted stock unit awards during the year December 31, 2011, as well as the year-end value of exercised options and vested restricted stock and restricted stock units.

OPTION EXERCISES AND STOCK VESTED — 2011

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Colin M. Angle	—	—	21,831	683,838
John J. Leahy	163,310	3,017,917	19,967	664,372
Jeffrey A. Beck	45,562	1,017,214	10,175	365,947
Joseph W. Dyer	180,157	4,777,380	11,343	349,730
Robert L. Moses	21,700	500,965	2,872	87,752

(1)	Amounts disclosed in this column were calculated based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated under the Exchange Act.
(2)	Amounts disclosed in this column were calculated based on the fair market value of the shares on the vesting date (for restricted stock) or the date of settlement upon vesting (for restricted stock units).

Potential Benefits Upon Termination or Change in Control

Severance and Change in Control Arrangements in General

The executive agreements described in the “Compensation Discussion and Analysis” section provide that, upon termination of the executive officer’s employment without cause, the executive officer is entitled to severance payments equal to 50% of the executive officer’s base salary and continued health plan premium payments for up to six months. The executive agreements also provide that, upon an involuntary termination upon a change in control, or upon a resignation for good reason upon a change in control, the executive officer is entitled to 200% of the executive officer’s current base salary, 200% of the executive officer’s current target cash incentive compensation, continued health plan premium payments for up to two years, and full vesting of all unvested stock, stock options, awards and units.

Cash Payments and/or Acceleration of Vesting Following Certain Termination Events

Assuming the employment of our named executive officers was terminated involuntarily and without cause (not in connection with a change in control) on December 31, 2011, our named executive officers would be entitled to cash payments in the amounts set forth opposite their names in the tables below, subject to any deferrals required under Section 409A of the Internal Revenue Code of 1986, as amended.

Name	Base Salary ($)	Continuation of Health Plan Premium Payments ($)	Total ($)
Colin M. Angle	262,500	10,271	272,771
John J. Leahy	187,500	10,429	197,929
Jeffrey A. Beck	175,000	9,998	184,998
Joseph W. Dyer	187,500	275	187,775
Robert L. Moses(1)	157,500	825	158,325

(1)	Robert L. Moses resigned as President, Government and Industrial Robots division effective February 16, 2012. In connection with his resignation, and pursuant to his termination agreement, Mr. Moses received $157,500 and full vesting of 4,063 stock options and 1,551 restricted stock units that would otherwise have been cancelled upon his termination of employment.

Assuming the employment of our named executive officers was terminated involuntarily and without cause, or such officers resigned with good reason, during the one-year period following a change in control on December 31, 2011, our named executive officers would be entitled to cash payments in the amounts set forth opposite their names in the below table, subject to any deferrals required under Section 409A of the Internal Revenue Code of 1986, as amended, and acceleration of vesting as set forth in the table below. The total amount payable to each executive officer is subject to reduction in certain circumstances if the amount would cause the executive officer to incur an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended. The following table provides the market value (that is, the value based upon our stock price on December 31, 2011, minus the exercise price) of stock options and restricted stock units that would become exercisable or vested as a result of these acceleration events as of December 31, 2011.

Name	Base Salary ($)	Bonus ($)	Continuation of Health Plan Premium Payments ($)	Market Value of Stock Options ($)	Market Value of Restricted Stock and Restricted Stock Units ($)	Total ($)
Colin M. Angle	1,050,000	1,050,000	41,083	1,622,080	2,008,308	5,771,471
John J. Leahy	750,000	487,500	41,716	949,104	1,114,002	3,342,322
Jeffrey A. Beck	700,000	455,000	39,992	1,333,802	851,471	3,380,265
Joseph W. Dyer	750,000	487,500	1,100	767,649	934,544	2,940,793
Robert L. Moses(1)	630,000	409,500	3,298	251,761	390,677	1,685,236

(1)	Robert L. Moses resigned as President, Government and Industrial Robots division effective February 16, 2012. Accordingly, Mr. Moses is not entitled to the amounts set forth in the above table.

Director Compensation

In connection with our efforts to attract and retain highly-qualified individuals to serve on our board of directors, we maintain a cash and equity compensation policy for our non-employee members of our board of directors. In 2011, each of our non-employee members of our board of directors was entitled to the following cash compensation:

Annual retainer for Board membership	$35,000
Annual retainer for lead independent director	$7,000
Audit Committee
Annual retainer for committee membership	$10,000
Additional retainer for committee chair	$10,000
Compensation Committee
Annual retainer for committee membership	$7,500
Additional retainer for committee chair	$7,500
Nominating and Corporate Governance Committee
Annual retainer for committee membership	$5,000
Additional retainer for committee chair	$5,000

Pursuant to our Non-employee Directors’ Deferred Compensation Program, each non-employee director may elect in advance to defer the receipt of these cash fees. During the deferral period, the cash fees will be deemed invested in stock units. The deferred compensation will be settled in shares of our common stock upon the termination of service of the director or such other time as may have been previously elected by the director. The shares will be issued from our 2005 Plan.

In 2011, each of our non-employee members of our board of directors was entitled to the following equity compensation under our 2005 Plan:

•

Upon initial election to the board of directors, a non-employee director will receive a one-time grant of restricted stock units having a fair market value of $220,000, measured as of the last day of the fiscal quarter in which the director was elected, which will vest over a four-year period at a rate of twenty-five percent (25%) on each of the first four anniversaries of the grant.

•

At the end of the fiscal quarter in which our annual meeting of stockholders occurs, each non-employee director will receive a grant of restricted stock units having a fair market value of $110,000, which will vest on the date of the first anniversary of such grant.

All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors.

The following table provides compensation information for the fiscal year December 31, 2011 for each non-employee member of our board of directors. No member of our board of directors employed by us receives separate compensation for services rendered as a member of our board of directors.

DIRECTOR COMPENSATION TABLE — 2011

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(3)	Total ($)
Rodney A. Brooks, Ph.D.	7,500		—	7,500
Ronald Chwang, Ph.D.	41,250		110,002	151,252
Gail Deegan	33,750		330,005	363,755
Deborah G. Ellinger	8,750		219,995	228,745
Jacques S. Gansler, Ph.D.	40,000		110,002	150,002
Andrea Geisser	53,750	(1)	110,002	163,752
Helen Greiner	25,000	(2)	110,002	135,002
Paul J. Kern, Gen. U.S. Army (ret.)	41,250	(1)	110,002	151,252
George C. McNamee	64,000		110,002	174,002
Peter T. Meekin	43,750		110,002	153,752
Paul L. Sagan	42,500	(1)	110,002	152,502

(1)	Messrs. Geisser, Kern and Sagan deferred all of their 2011 cash compensation pursuant to our Non-employee Directors’ Deferred Compensation Program under which they received stock units in lieu of cash.
(2)	Ms. Greiner deferred all of her 2011 cash compensation pursuant to our Non-employee Directors’ Deferred Compensation Program under which she received stock units in lieu of cash. Upon her resignation from our board of directors on November 9, 2011, the stock units were converted to shares of our common stock and distributed to Ms. Greiner.
(3)	Represents the grant date fair value of restricted stock units awarded in the fiscal year ended December 31, 2011 in accordance with FASB ASC Topic 718. The grant date fair value is the fair market value of our common stock on the date of grant.

The non-employee members of our board of directors who held such position on December 31, 2011 held the following aggregate number of unexercised options and unvested restricted stock units as of such date:

Name	Number of Securities Underlying Unexercised Options	Number of Unvested Restricted Stock Units
Ronald Chwang, Ph.D.	53,000	3,059
Gail Deegan	—	9,177
Deborah G. Ellinger	—	7,370
Jacques S. Gansler, Ph.D.	60,000	3,059
Andrea Geisser	80,000	3,059
Paul J. Kern, Gen. U.S. Army (ret.)	80,000	3,059
George C. McNamee	90,000	3,059
Peter T. Meekin	50,000	3,059
Paul L. Sagan	50,000	3,059

Transactions with Related Persons

Other than compensation agreements and other arrangements which are described in “Compensation Discussion & Analysis,” in 2011, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Our board of directors has adopted a written related party transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy with regard to related party transactions is that all related party transactions are to be reviewed by our general counsel, who will determine whether the contemplated transaction or arrangement requires the approval of the board of directors, the nominating and corporate governance committee, both or neither.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS

The audit committee of the board of directors has retained the firm of PricewaterhouseCoopers LLP, independent registered public accountants, to serve as independent registered public accountants for our 2012 fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1999. The audit committee reviewed and discussed its selection of, and the performance of, PricewaterhouseCoopers LLP for our 2011 fiscal year. As a matter of good corporate governance, the audit committee has determined to submit its selection to stockholders for ratification. If the selection of independent registered public accountants is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The audit committee of the board of directors has implemented procedures under our audit committee pre-approval policy for audit and non-audit services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services to be provided to us have been pre-approved by the audit committee. Specifically, the audit committee pre-approves the use of PricewaterhouseCoopers LLP for specified audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the audit committee before it may be provided by PricewaterhouseCoopers LLP. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the audit committee. For additional information concerning the audit committee and its activities with PricewaterhouseCoopers LLP, see “The Board of Directors and Its Committees” and “Report of the Audit Committee of the Board of Directors.”

Representatives of PricewaterhouseCoopers LLP attended all of the meetings of the audit committee in 2011. We expect that a representative of PricewaterhouseCoopers LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

PricewaterhouseCoopers LLP Fees

The following table shows the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP to us during the fiscal years December 31, 2011 and January 1, 2011.

	2011	2010
Audit Fees	$837,421	$725,756
Audit-Related Fees	—	3,013
Tax Fees	133,390	45,000
All Other Fees	3,394	3,394

Total	$974,205	$777,163

Audit Fees

Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, statutory filings, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees

Consists of fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit Fees.”

Tax Fees

Tax Fees consist of fees for professional services rendered for assistance with federal, state, local and international tax planning compliance.

All Other Fees

All other fees include licenses to technical accounting research software.

The audit committee has determined that the provision of services described above to us by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU

VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP

AS iROBOT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2012.

PROPOSAL 3

ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE

OFFICERS

The following proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as discussed in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at our annual meeting of stockholders:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

This vote is advisory, and therefore not binding on the Company, the compensation committee or our board of directors. However, our board of directors and our compensation committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

At our 2011 annual meeting of stockholders, our stockholders voted, on a non-binding, advisory basis, for the Company to hold future, non-binding advisory votes on the compensation of our named executive officers on an annual basis. After taking into consideration this voting result, our board of directors determined that it intends to hold non-binding, advisory votes on the compensation of our named executive officers every year.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER MATTERS

The board of directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2013 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the Securities and Exchange Commission, must be received at the Company’s principal executive offices not later than December 13, 2012. Stockholders who wish to make a proposal at the 2013 annual meeting — other than one that will be included in the Company’s proxy statement — must notify us between January 25, 2013 and February 24, 2013. If a stockholder who wishes to present a proposal fails to notify us by February 25, 2013 and such proposal is brought before the 2013 annual meeting, then under the Securities and Exchange Commission’s proxy rules, the proxies solicited by management with respect to the 2013 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the Securities and Exchange Commission’s proxy rules. In order to curtail controversy as to the date on which we received a proposal, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required by regulations of the Securities and Exchange Commission to furnish us with copies of all such filings. Based solely on our review of copies of such filings we believe that all such persons complied on a timely basis with all Section 16(a) filing requirements during the fiscal year ended December 31, 2011, except that Mr. Leahy did not timely file a Form 4 with respect to two transactions, and Dr. Chwang and Messrs. Dyer, Moses and Weinstein each did not timely file a Form 4 with respect to one transaction.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by us and, in addition to soliciting stockholders by mail through its regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have our stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. We may also retain an independent proxy solicitation firm to assist in the solicitation of proxies.

HOUSEHOLDING OF PROXY MATERIALS

Our 2011 Annual Report, including audited financial statements for the fiscal year December 31, 2011, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, Broadridge Financial Solutions has undertaken an effort to deliver only one Annual Report and one proxy statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if Broadridge has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, we will deliver promptly a separate copy of the Annual Report and the proxy statement to any shareholder who sends a written request to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary, Office of the General Counsel, (781) 430-3000. If your household is receiving multiple copies of our Annual Report or proxy statement and you wish to request delivery of a single copy, you may send a written request to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary, Office of the General Counsel.

Exhibit A

iRobot Corporation

Adjusted EBITDA Reconciliation to GAAP

(unaudited, in thousands)

	For the twelve months ended
	December 31, 2011	January 1, 2011
Net income	$40,191	$25,514
Interest income, net	(967)	(765)
Income tax expense	13,350	8,460
Depreciation	9,002	7,002
Amortization	1,310	539

EBITDA	62,886	40,750
Stock-based compensation expense	8,784	8,165
Merger and acquisition expense	41	205
Net intellectual property litigation expense	287	181
Restructuring expense	1,015	—

Adjusted EBITDA	$73,013	$49,301

Use of Non-GAAP Financial Measures

In evaluating its business, iRobot considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, merger and acquisition expenses, net intellectual property litigation expenses, restructuring expenses and non-cash stock compensation. The Company also presents Adjusted EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term Adjusted EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, Adjusted EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than iRobot, limiting their usefulness as comparative tools. iRobot compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

A-1

Electronic Voting Instructions Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 2:00 p.m., Eastern Time, May 22, 2012.
Vote by Internet
• Go to www.investorvote.com/IRBT
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR items 1, 2 AND 3.

1.	To elect four class I directors, nominated by the Board of Directors, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his or her earlier resignation or removal. The Board recommends a vote FOR all nominees.				+
	Nominees:	01 - Colin M. Angle	02 - Ronald Chwang, Ph.D.	03 - Paul J. Kern, Gen. U.S. Army (ret) 04 - Deborah G. Ellinger

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain

2.	To ratify the appointment of the firm of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 29, 2012. The Board recommends a vote FOR this proposal number 2.	☐	☐	☐	3.	To approve, on an advisory basis, the compensation of our named execuive officers. The Board recommends a vote FOR this proposal number 3.	☐	☐	☐

4.	To transact such other business as may properly come before the annual meeting and any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears below. Joint owners must both sign. Attorney, executor, administrator, trustee or guardian must give full title as such. A corporation or partnership must sign its full name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON MAY 22, 2012. THE PROXY STATEMENT AND

ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT

http://materials.proxyvote.com/462726

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — iRobot Corporation

Proxy for Annual Meeting of Stockholders

May 22, 2012

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Glen D. Weinstein as proxy, with full power of substitution to vote all shares of stock of iRobot Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of iRobot Corporation to be held on Tuesday, May 22, 2012, at 2:00 p.m. local time, at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730, and at any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 11, 2012, a copy of which has been received by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE